Exhibit 99.1

Press Release July 19, 2004
6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Record Quarterly
and First Half Earnings

FORT WAYNE, INDIANA, July 19, 2004– Steel Dynamics, Inc. (NASDAQ: STLD) today announced record second quarter earnings of $67.3 million, or $1.20 per diluted share, more than double first-quarter 2004 earnings. Net sales for the second quarter of 2004 were $526 million, an increase of 37 percent from the first quarter of 2004. For the first six months of 2004, net income of $1.78 per diluted share exceeded full-year earnings per share in any prior year.

“The second quarter was the company’s best quarterly performance yet,” said Keith Busse, President and CEO of Steel Dynamics. “Our investments in new production capacity over the past several years continue to pay off as we have been able to ship increasing steel tonnage while achieving stronger margins on those higher volumes. Higher margins principally drove our earnings growth this quarter. Compared to the first quarter of 2004, our average selling values increased $110 per ton contributing to record operating profits of $131 per ton. We see continued strength in the steel marketplace, and continue to rapidly fill our order book for flat-rolled and long products. Shipping volume for structural steel was off slightly in the second quarter, but demand for beams should grow in the second half as the pace of North American non-residential construction continues to strengthen.”

Second quarter 2004 consolidated shipments totaled 889,000 tons, 11 percent higher than the first quarter of 2004. Flat Roll Division shipments increased 7 percent from the first quarter while Structural & Rail Division shipments declined 2 percent. During its second full quarter of operations, Bar Products Division shipments grew to 82,000 tons from the first quarter’s 19,000 tons. First half consolidated shipments of 1,687,000 tons were 30 percent higher than the first half of 2003.

In the second quarter, SDI’s consolidated average selling price was $591 per ton which was $110 per ton higher than the first quarter of 2004 and $256 per ton higher than the second quarter of 2003. Second quarter scrap costs per net ton charged were $227, approximately $16 per ton higher than the first quarter of 2004 and approximately $102 per ton higher than second quarter of 2003.

Operating performance was excellent in the second quarter, with all steel manufacturing facilities contributing to higher earnings. The Flat Roll Division achieved record quarterly hot band production. The Structural & Rail Division also set a quarterly production record as it continues to refine its production capabilities. During the second quarter Columbia City completed commissioning of 33- and 36-inch beams and completed rail production trials through all the manufacturing steps, including automated inspection and testing. Rail shipments are expected to begin in the second half. The new Bar Products Division is performing exceptionally well, operating at approximately 65 percent of stated production capacity during the month of June. The division has begun commissioning its newly installed finishing mill with the production of reinforcing bar (rebar) and will continue this process in rebar and small rounds. Production of small structural shapes is expected to begin late in the third quarter after the installation of automated stacking and bundling equipment.

As the non-residential building market strengthened in the second quarter, New Millennium Building Systems made excellent progress, increasing its order backlog, improving productivity, and producing stronger earnings. It is making good progress in selection of the site in the Southeastern U.S. for its second manufacturing facility.

SDI continues to focus on the further development of scrap substitute capabilities, both through the operation of Iron Dynamics and the planned commercialization of the Mesabi Nugget process. During the second quarter, Iron Dynamics continued production of hot-briquetted iron and began production of liquid pig iron. The Mesabi Nugget project offers the potential for substantial additional future supply of lower cost iron resources using Kobe Steel’s ITmk3 process. SDI continues to work with the other Mesabi Nugget investors in planning the commercialization of the process and in site selection for construction of full-scale production facilities.

At the end of June, Steel Dynamics increased its financial flexibility by entering into a new 4-year $230 million senior secured revolving credit facility. A portion of the proceeds from this new facility and cash on hand were used to prepay certain existing senior secured debt, including SDI’s term loan B facility of $108 million. The completion of the refinancing increased SDI’s credit facility liquidity from $75 million to $130 million. The write-off of capitalized costs associated with the refinanced debt caused a reduction of $0.03 in second quarter diluted earnings per share.

The company believes the third quarter will be stronger than the second and that this strength could be sustainable through the fourth quarter based on a higher volume of shipments and continued favorable margins despite recent higher prices for metallic raw materials. We remain hopeful these costs will stabilize soon; however, if scrap prices go too high, the higher steel surcharges that result could cause domestic steel prices to rise to a level that would bring greater customer interest in imported steel. We do not believe imports of foreign steel currently pose a significant threat to U.S. steel producers, but that could rapidly change. We expect the latest surge in scrap prices to abate somewhat in the September time frame. In the second half, we plan to increase our utilization of pig iron, both internally generated and purchased, so that we will be relying less on premium grades of steel scrap in our melt-shop mix.

“Our recently announced initiation of a quarterly dividend reflects our confidence in our continued performance and financial strengths. We believe 2005 could potentially be another strong year for us with all of our manufacturing operations contributing. Steel production could possibly increase another 15 percent to approach our annual capacity of about 4.2 million tons,” Busse said.

Conference Call and Webcast

On Tuesday, July 20, 2004 at 11:00 am Eastern, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss second quarter 2004 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available from the SDI Web site.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590 f.warner@steeldynamics.com

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, the timing of construction and operation of new or existing facilities, the development and operation of scrap substitute operations, reaching agreement on projects with partners, and the extent and timing of introduction and customer acceptance of new products. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Steel Dynamics, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Net sales	$525,657	$218,632	$909,802	$454,136

Costs of goods sold	382,459	186,724	685,014	372,693
Selling, general, and administrative expenses	28,082	14,682	51,132	29,657

Operating income	115,116	17,226	173,656	51,786
Interest expense	10,592	8,938	20,096	18,104
Other (income) expense, net	(3,143)	(399)	(5,246)	(250)

Income before income taxes	107,667	8,687	158,806	33,932
Income taxes	40,375	3,257	59,552	12,724

Net income	$67,292	$5,430	$99,254	$21,208

Basic earnings per share	$1.36	$.11	$2.02	$.45

Weighted average common shares outstanding	49,340	47,650	49,143	47,625

Diluted earnings per share, including effect of assumed conversions	$1.20	$.11	$1.78	$.44

Weighted average common shares and share equivalents outstanding	56,545	47,853	56,379	47,820

Steel Dynamics, Inc.
UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Shipments (tons)

Steel Operations* shipments	885,056	643,041	1,672,534	1,284,442
Other Operations** shipments	88,465	45,980	181,353	90,345
Intercompany shipments	(84,691)	(36,489)	(166,429)	(74,141)

Consolidated shipments	888,830	652,532	1,687,458	1,300,646

Steel Operations* production (tons)	888,193	720,085	1,698,168	1,405,516

Average consolidated selling price per ton (dollars)	$591	$335	$539	$349
Operating profit per ton shipped*** (dollars)	131	29	107	41

Start-up costs (thousands of dollars)	$—	$1,478	$5,140	$1,964

*	Steel Operations include the company’s Flat Roll Division, Structural and Rail Division and Bar Products Division.
**	Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics.
***	Operating profit per ton shipped represents operating income before start-up costs and minority interest adjustments divided by consolidated shipments.

Steel Dynamics, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2004	2003

	(unaudited)
Assets

Current assets:
Cash and equivalents	$38,441	$65,430
Accounts receivable	199,154	126,023
Inventories	280,170	184,496
Deferred income taxes	12,563	23,217
Other current assets	18,105	8,769

Total current assets	548,433	407,935

Property, plant and equipment, net	1,018,005	1,001,116

Restricted cash	4,215	2,636

Other assets	33,301	36,752

Total assets	$1,603,954	$1,448,439

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$120,961	$79,326
Accrued interest	13,538	11,312
Accrued expenses	59,046	46,678
Current portion of long-term debt	5,000	15,988

Total current liabilities	198,545	153,304

Long-term debt, including unamortized bond premium of $7,991 and $8,834 at June 30, 2004 and December 31, 2003, respectively	563,287	591,586

Deferred income taxes	137,647	115,703

Minority interest	1,823	613

Commitments and contingencies

Stockholders’ equity:
Common stock	517	509
Treasury stock, at cost	(28,908)	(28,670)
Additional paid-in capital	376,945	362,328
Retained earnings	356,508	257,254
Other accumulated comprehensive loss	(2,410)	(4,188)

Total stockholders’ equity	702,652	587,233

Total liabilities and stockholders’ equity	$1,603,954	$1,448,439

Steel Dynamics, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Operating activities:
Net income	$67,292	$5,430	$99,254	$21,208

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	23,629	16,643	42,408	32,919
Deferred income taxes	20,930	6,186	32,598	11,430
Minority interest	562	24	1,211	(627)
Changes in certain assets and liabilities:
Accounts receivable	(34,558)	9,706	(73,131)	6,240
Inventories	(44,181)	(5,740)	(95,674)	(20,220)
Accounts payable	(7,628)	(450)	41,635	15,680
Other working capital	17,371	1,878	5,781	(8,286)

Net cash provided by operating activities	43,417	33,677	54,082	58,344

Investing activities:
Purchase of property, plant and equipment	(30,755)	(23,670)	(54,660)	(61,105)
Other investing activities	—	8	—	(8,283)

Net cash used in investing activities	(30,755)	(23,662)	(54,660)	(69,388)

Financing activities:
Issuance of long-term debt	134,182	26,768	164,121	48,480
Repayment of long-term debt	(169,749)	(28,482)	(203,408)	(49,900)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	4,539	663	14,625	1,670
Purchase of treasury stock	—	—	(238)	(176)
Debt issuance costs	(1,487)	(277)	(1,511)	(1,320)

Net cash used in financing activities	(32,515)	(1,328)	(26,411)	(1,246)

Increase (decrease) in cash and equivalents	(19,853)	8,687	(26,989)	(12,290)
Cash and equivalents at beginning of period	58,294	3,241	65,430	24,218

Cash and equivalents at end of period	$38,441	$11,928	$38,441	$11,928